UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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Springfield, Illinois

April 11, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 25, 2016, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715.

We will present a report on Horace Mann’s current affairs, and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Gabriel L. Shaheen	Marita Zuraitis
Chairman of the Board	President and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS

Meeting Notice

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

When

Wednesday, May 25, 2016

9:00 a.m. Central Daylight Saving Time

Where

Horace Mann Lincoln Auditorium

1 Horace Mann Plaza

Springfield, Illinois 62715

Why

•	Elect nine Directors named in the Proxy Statement.

•	Approve the advisory resolution to approve Named Executive Officers’ compensation.

•	Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2016.

•	Conduct other business, if properly raised.

Record Date

March 29, 2016 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 11, 2016. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

A broker is not permitted to vote on the election of directors or the advisory resolution to approve Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you provide your broker, bank or other nominee with voting instructions, your shares will not be voted regarding these proposals.

We encourage you to read the Proxy Statement and vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós

Corporate Secretary

Springfield, Illinois

April 11, 2016

HORACE MANN EDUCATORS CORPORATION

2016 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION	ITEMS TO BE VOTED ON

Meeting: Annual Meeting of Shareholders

Date: May 25, 2016

Time: 9:00 a.m. Central Daylight Saving Time

Location: Horace Mann Lincoln Auditorium,

1 Horace Mann Plaza, Springfield, Illinois 62715

Record Date: March 29, 2016

Common Stock Outstanding: 40,349,689 shares

Stock Symbol: HMN

Exchange: NYSE

State of Incorporation: Delaware

Year of Incorporation: 1968

Public Company Since: 1991

Corporate Website: www.horacemann.com

Election of Nine Directors

Director Nominees:

Daniel A. Domenech (Independent)

Stephen J. Hasenmiller (Independent)

Ronald J. Helow (Independent)

Beverley J. McClure (Independent)

H. Wade Reece (Independent)

Gabriel L. Shaheen (Independent)(Chairman)

Robert Stricker (Independent)

Steven O. Swyers (Independent)

Marita Zuraitis (Management)

Advisory Resolution to Approve Named Executive Officers’ Compensation

Ratification of Independent Registered Public Accounting Firm

CORPORATE GOVERNANCE	EXECUTIVE COMPENSATION GOVERNANCE

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2015: 5

Board Committees (Meetings in 2015):

Audit (12), Compensation (5), Executive (0); Investment & Finance (4), Nominating & Governance (4), Customer Experience & Technology (4)

Corporate Governance Materials: www.horacemann.com - Investors - Corporate Overview - Governance Documents

Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com

•    Hedging transactions prohibited for all Directors and Executive Officers

•    Pledging shares prohibited for all Directors and Executive Officers

•    Clawback provisions applicable to all Executive Officers for both cash and equity awards

•    Stock Ownership Requirements for all Directors and Executive Officers

•    Stock Option holding requirement post exercise

•    Executive Change in Control Plan excludes “tax gross-up” provisions

•    Perquisites for Executive Officers limited to third party financial planning services

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

General Information

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 25, 2016. The Proxy Statement and Annual Report to Shareholders and Form 10-K (the “Proxy Materials”) are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2016 at 9:00 a.m. Central Daylight Saving Time at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715 and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 11, 2016.

The Board has fixed the close of business on March 29, 2016 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,349,689 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect nine Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, (2) approve the advisory resolution to approve Named Executive Officers’ compensation, and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2016.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (“Annual Report”), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 29, 2016.

2016 Proxy Statement • General Information	1

Your Proxy Vote

How to Vote

(1)

Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Horace Mann Service Corporation Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Voting Rules

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the

Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under New York Stock Exchange (“NYSE”) rules, brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no direct effect on the outcome of the vote. However, because each matter requires a majority vote of the outstanding shares present and entitled to vote, a broker non-vote will indirectly work against the matter for which a broker non-vote is cast.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

2	2016 Proxy Statement • Your Proxy Vote

Proposals and Company Information

PROPOSAL NO. 1 - ELECTION OF NINE DIRECTORS

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following nine persons currently are serving as Directors of the Company (“Directors”): Daniel A. Domenech, Mary H. Futrell, Stephen J. Hasenmiller, Ronald J. Helow, Beverley J. McClure, Gabriel L. Shaheen, Robert Stricker, Steven O. Swyers and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting. Dr. Futrell will be retiring from the Board as of the Annual Meeting, and the Board has nominated H. Wade Reece to serve as a new Director of the Company. We thank Dr. Futrell for her exemplary service.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of skills, experience, diversity and age in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Reece, Mr. Shaheen, Mr. Stricker, Mr. Swyers and Ms. Zuraitis (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2016, is provided with respect to each Board Nominee:

Daniel A. Domenech Age: 70 Director Since: 2015 Horace Mann Committees: Customer Experience & Technology Investment & Finance

Dr. Domenech has served as the Executive Director of American Association of School Administrators (“AASA”), The School Superintendents Association, since July 2008. He is currently Chairman of the Board of the Communities in Schools of Virginia and the National Student Clearinghouse Research Center and is a member of the Board of Directors of Learning First Alliance, America’s Promise, the Center for Naval Analyses, ACT and Universal Service Administrative Company (“USAC”). Dr. Domenech is also a past President of the New York State Council of School Superintendents, the Suffolk County Superintendents Association and the Suffolk County Organization for Promotion of Education, and was the first President and cofounder of the New York State Association for Bilingual Education. In addition, he has served on the U.S. Department of Education’s National Assessment Governing Board, on the Advisory Board for the Department of Defense schools, on the Board of Directors for the Baldrige Award and on the National Board for Professional Teaching Standards. Dr. Domenech has more than 40 years of experience in public education.

Dr. Domenech’s experience in public education provides the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

2016 Proxy Statement • Proposals and Company Information	3

Stephen J. Hasenmiller Age: 66 Director Since: 2004 Horace Mann Committees: Compensation (Chair) Executive Nominating & Governance

Mr. Hasenmiller retired in March 2001 after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President - Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001).

Mr. Hasenmiller’s seasoned insurance background in the personal lines business, including both direct sales and agency distribution, as well as his understanding and experience in dealing with complex insurance issues, provides the Board with a valuable perspective.

Ronald J. Helow Age: 71 Director Since: 2009 Horace Mann Committees: Customer Experience & Technology (Chair) Audit Executive

Mr. Helow is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served from 2001 to 2008 as Partner and Chief Technology Officer at NxtStar Ventures, LLC, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies.

Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

Beverley J. McClure Age: 61 Director Since: 2013 Horace Mann Committees: Audit Compensation Customer Experience & Technology

Ms. McClure retired in 2007 after a 35 year career with United Services Automobile Association (“USAA”), as Senior Vice President, Enterprise Operations. She is owner of Fresh Perspectives LLC, a firm she founded in 2007 which specializes in executive coaching and small business consulting. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow, Life Management Institute designations and is a certified executive coach through the International Coach Federation.

Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective.

4	2016 Proxy Statement • Proposals and Company Information

H. Wade Reece Age: 59 Board Nominee

Mr. H. Wade Reece retired in 2015 after a 37 year career with BB&T Corporation (“BB&T”) where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc., the sixth largest insurance broker globally. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence (“FAME”) Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a past Chairman of the Council of Insurance Agents & Brokers and past Chairman of the Board of Trustees of The Institutes.

Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management will provide the Board with industry insight and perspective.

Gabriel L. Shaheen Age: 62 Director Since: 2007 Chairman Since: 2010 Horace Mann Committees: Executive (Chair) Nominating & Governance (Chair) Compensation

Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of M Financial Holdings Incorporated and Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation.

Mr. Shaheen’s insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Robert Stricker Age: 69 Director Since: 2009 Horace Mann Committees: Investment & Finance (Chair) Audit Customer Experience & Technology

Mr. Stricker retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 40 years of experience in the financial services industry. He currently serves as a Director of the CQS Directional Opportunities Feeder Fund Ltd. and on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation.

Mr. Stricker’s investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

2016 Proxy Statement • Proposals and Company Information	5

Steven O. Swyers Age: 65 Director Since: 2014 Horace Mann Committees: Audit (Chair) Investment & Finance

Mr. Swyers retired in 2013 after a 40 year career with PricewaterhouseCoopers LLP (“PwC”), a public accounting firm. During this time with PwC, he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He has also held various leadership positions at PwC including leader of the Central Region’s consumer and industrial products business segment and managing partner of their St. Louis practice. He is currently a member of the Board of Directors of Mercy Health East Communities and Webster University. Mr. Swyers holds the Certified Public Accountant designation.

Mr. Swyers has an extensive audit and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Marita Zuraitis Age: 55 Director Since: 2013 Horace Mann Committees: Customer Experience & Technology Executive Investment & Finance

Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer in September 2013. She joined the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis joined Horace Mann from The Hanover Insurance Group where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, responsible for the personal and commercial lines operations at Citizens Insurance Company of America, The Hanover Insurance Company and their affiliates. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is a member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA, and a member of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 20, 2015, with the exception of Mr. Reece, who was identified by a retained executive search firm working with the Directors of the Company and recommended for nomination as a Director by the Company’s Nominating and Governance Committee.

The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.

Board of Directors and Committees

There were nine members on the Board as of March 15, 2016. The Board met five times during 2015. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2015.

The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors”. The members of the Board are expected to be present at the Annual Meeting. The following nine Directors serving on the Board at the time of last year’s Annual

6	2016 Proxy Statement • Proposals and Company Information

Meeting attended the meeting: Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker, Mr. Swyers and Ms. Zuraitis.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at www.horacemann.com under “Investors - Corporate Overview - Committee Composition and Charters”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the process of Executive Officer leadership development and succession. Each of the current members of this Committee is independent under the listing standards of the NYSE applicable to compensation committee members. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in the “Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.

The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an employee Director; and

•	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Swyers is a financial expert. Mr. Swyers retired in 2013 from PricewaterhouseCoopers LLP, a public accounting firm, after a 40 year career where he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He also held various leadership positions including leader of the Central Region’s consumer and industrial products business segment and managing partner of their St. Louis practice.

The Customer Experience & Technology Committee is an ad hoc committee formed by the Board during 2013. The Committee oversees the Company’s goals and strategies related to improving and managing the customer experience, as well as the development and implementation of the Company’s technology strategies.

2016 Proxy Statement • Proposals and Company Information	7

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2015.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Customer Experience & Technology Committee (1)
Daniel A. Domenech				X		X
Mary H. Futrell		X	X			X
Stephen J. Hasenmiller	X	Chair	X
Ronald J. Helow	X				X	Chair
Beverley J. McClure		X			X	X
Gabriel L. Shaheen	Chair	X	Chair
Robert Stricker				Chair	X	X
Steven O. Swyers				X	Chair
Marita Zuraitis	X			X		X
Meetings in 2015	0	5	4	4	12	4

   Chair - Committee Chair

   X - Committee member

(1)	The Customer Experience & Technology Committee is an ad hoc committee.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)
Board Chairman Annual Retainer	$100,000
Board Member Annual Retainer (other than Board Chairman)	$55,000
Committee Chairman Annual Retainer	$25,000 Audit Committee $15,000 Compensation Committee $12,000 Nominating & Governance Committee $15,000 Customer Experience & Technology Committee $10,000 all other Committees
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

An annual award of $90,000 in RSUs following the Annual Shareholder Meeting. $90,000 in RSUs if joining the Board within 6 months after the prior Annual Shareholder Meeting, $45,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

(2)	Non-employee Directors may elect to defer cash compensation into Common Stock equivalent units (“CSUs”).

Non-employee Directors are required to hold shares of HMEC Common Stock with a book value equal to five times their annual cash retainer.

Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and Restricted Stock Units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines with the exception of Mr. Swyers, who joined the Board in 2014, and Dr. Domenech, who joined the Board in 2015, and they have 5 years to meet this requirement. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

8	2016 Proxy Statement • Proposals and Company Information

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2015:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Daniel A. Domenech	0	160,000	102	160,102
Mary H. Futrell	38,750	128,750	204	167,704
Stephen J. Hasenmiller	85,000	90,000	204	175,204
Ronald J. Helow	87,500	90,000	204	177,704
Beverley J. McClure	80,000	90,000	51	170,051
Gabriel L. Shaheen	129,500	90,000	51	219,551
Robert Stricker	82,500	90,000	204	172,704
Steven O. Swyers	87,500	90,000	204	177,704

(1)

Represents fees deferred in 2015 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $90,000 in RSUs (awarded May 20, 2015). As of December 31, 2015, each Director had 2,602 unvested RSUs.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Ms. McClure and Mr. Shaheen. In addition, Dr. Domenech’s premiums were pro-rated based on the date that he joined the Board.

Corporate Governance

Director Independence

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. In addition, the Board determined that Mr. Reece does not have a material relationship with the Company, and therefore is independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Domenech, Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Shaheen, Mr. Stricker and Mr. Swyers.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and Chief Executive Officer; the Executive Vice President and Chief Financial Officer; the Executive Vice President, Annuity and Life; the Executive Vice President, Property & Casualty; the Senior Vice President and Chief Human Resources Officer; the Senior Vice President, Field Operations and Distribution; the Senior Vice President and Chief Information Officer; the General Counsel and Chief Compliance Officer; and the Corporate Secretary. The ERM Committee is chaired by the Executive Vice President and Chief Financial Officer of the Company.

Throughout the year, the Board and the relevant Board committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

2016 Proxy Statement • Proposals and Company Information	9

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investors - Corporate Overview - Governance Documents”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two year period at the Company’s expense. All Directors are in compliance with this requirement.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2015, no member of the Compensation Committee was a current or former officer or employee of the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Person Transactions

BlackRock, Inc., which owns beneficially more than 5% of the issued and outstanding shares of Common Stock, provides investment management services to the Company and has done so for more than 10 years. In 2015, the Company paid approximately $0.5 million in fees to BlackRock associated with the Company’s use of analytical software owned by BlackRock. Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

PROPOSAL NO. 2 - ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under “Compensation Discussion and Analysis”.

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement, which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.

In accordance with Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2016 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEOs’ compensation program.

The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur at the Company’s 2017 Annual Meeting of Shareholders.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

10	2016 Proxy Statement • Proposals and Company Information

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, or “NEOs,” whose compensation is displayed in the 2015 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee (the “Committee”) arrives at specific compensation policies and decisions.

Our 2015 NEOs are our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated Executive Officers employed at the end of 2015:

Marita Zuraitis, President and Chief Executive Officer;

Dwayne D. Hallman, Executive Vice President and Chief Financial Officer;

Matthew P. Sharpe, Executive Vice President, Annuity and Life;

William J. Caldwell, Executive Vice President, Property and Casualty; and

Kelly J. Stacy, Senior Vice President, Field Operations and Distribution.

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Our Business

We are a personal insurance and financial services business with approximately $10.1 billion of assets as of December 31, 2015. Founded by Educators for Educators®, we offer our products and services primarily to K-12 teachers, administrators, and other employees of public schools and their families. We underwrite personal lines of auto, property and life insurance, and retirement annuities in the United States of America.

2015 Business Highlights

The Company delivered solid underlying financial results across all three segments of its multiline insurance platform in 2015. Full year Operating Income was $2.00 per diluted share. Book value per share* increased 6% in 2015 driven by the solid operating results and positive contributions from investment portfolio performance. In addition, broad-based increases in new business sales and solid policy retentions were achieved during the past year. Total Shareholder Return was 3.0% in 2015.

*	Excluding the fair value adjustment for investments

These results reflect significant progress on numerous strategic initiatives, including:

•	Increased sales levels year-over-year in all lines of business excluding life
•	New auto sales premium increased 7%
•	Auto policy-in-force growth of 1.2%
•	Horace Mann agency annuity sales increased 8% including the new fixed indexed annuity product
•	Strong auto and property retention ratios
•	Improved profitability in the underlying Property and Casualty book of business
•	Increased annuity assets under management by 5%
•	Introduction of new indexed universal life product

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2015 Annual Report on Form 10-K for a more detailed description of these financial results.

2016 Proxy Statement • Compensation Discussion and Analysis	11

Highlights of Pay Practice and Governance

•     Balanced pay mix comprised of Base Salary, Long-term Equity Incentive Awards, and Annual Cash Incentives

•      Over 70% of the CEO’s target compensation and over 56% of all other NEOs’ target compensation is linked to performance and service-based incentives and is at risk

•      Balanced performance measures designed with a focus on shareholder return and incenting profitable growth while managing risk

•      Performance incentives tied to multiple overlapping performance periods

•      Annual Incentive Plan tied to absolute performance measures

•     Long-term Incentive Plan had been tied to all relative performance measures until the introduction of an absolute growth measure in 2015

•     Long-term Incentives are entirely equity based

➢        Service-based stock options with a 4-year vesting period

➢        Performance-based RSUs vest following a 3-year performance period

➢        Service-based RSUs with a 3-year vesting period

•      Stock Ownership Requirements for NEOs (500% of salary for CEO, 350% of salary for other NEOs) and a 12-month post-exercise holding requirement on stock options

•      Clawback Policy applicable to both cash and equity awards

•     Executive Change in Control Plan excludes “tax gross-up” provisions

Pay Practice

Strong Pay for Performance

We target compensation around the median of the competitive market, with executives earning more or less than median based on the performance of the Company and value delivered to Shareholders. The overall executive compensation program includes base salary, long-term equity awards and annual cash incentives. Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward for business growth and profitability, balanced with productivity and risk and capital management.

Long-term Incentive Plan

Our Long-term Incentive is comprised of three vehicles, performance-based RSUs, service-based RSUs and stock options, as described below. The performance-based RSUs provide an effective vehicle for rewarding executives based on a three-year performance period and have a high value in promoting executive retention. The performance-based RSUs, along with the service-based RSUs and stock options provide strong alignment with Shareholder interests and assist in the retention of key executive talent.

Long-term Incentive Vehicles

Performance-based RSUs - Earned over a three-year period, based upon Relative and Absolute Measures. If any shares are earned at the end of the three-year performance period, the executive fully vests in the award

Service-based RSUs - Vest 1/3 per year after years 1, 2 and 3
Stock options - Granted at fair market value with a 10 year life; options vest ratably over 4 years

12	2016 Proxy Statement • Compensation Discussion and Analysis

Long-term Incentive Plan Performance-based Measures

Our Long-term Incentive performance-based measures cover a three year period. Each year, a new three year period starts, partially overlapping the periods that started the prior two years. The Committee may alter the performance measures as any new three year period starts. The performance measures adopted have been:

2013-2015 Performance-based RSU Measures

Total Shareholder Return - Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies

Operating Return on Equity - Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies

Operating Earnings per Share Growth - Relates to the total percentage increase or decrease in Operating Earnings per share for the three-year period measured against a peer group of companies

2014-2016 Performance-based RSU Measures

Total Shareholder Return - Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies

Operating Return on Equity - Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies

2015-2017 Performance-based RSU Measures

Total Shareholder Return - Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies

Operating Return on Equity - Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies

Total Written Premium Growth - Relates to Horace Mann written premium growth measured as the compound annual growth rate from 2014 to 2017 for Auto, Property, Annuity and Life.

These three measures for the 2015-2017 period focus on the effective use of capital and delivering on growth objectives while retaining our strong alignment with Shareholder interests.

Annual Incentive Plan

The Annual Incentive performance measures provide balance between Shareholder return (operating income - 50%) and growth (sales and revenues - 50%). Further, these measures were designed to complement the metrics of the Long-term Incentive which focus on long-term shareholder value creation. The performance measures correspond to our financial plan (“Plan”) objectives approved by the Committee. The Annual Incentive is paid in cash.

2015 Annual Incentive Performance Measures

Adjusted Operating Income - Operating income (GAAP net income after tax, excluding realized investment gains and losses other than those for FIA related options and embedded derivatives) adjusted for Property & Casualty (“P&C”) catastrophe costs different than Plan, Annuity & Life deferred acquisition costs (“DAC”) unlocking and change in guaranteed minimum death benefit (“GMDB”) reserve due to capital gains and losses and market performance different than Plan, the impact on investment income of share repurchases different than Plan, and debt structure/costs including debt retirement different than Plan

P&C Net Premium Written (GAAP) - Amount charged for property and casualty policies issued during the year; portions of such amounts may be earned and included in financial reports over future periods

Annuity Sales - The amount of new business from the sales of Horace Mann annuity products, from Horace Mann and independent agents, as measured by premiums and deposits to be collected over the 12 months following the sale

Life Sales - The amount of new Horace Mann individual life insurance products sold during the year, as measured by premiums and deposits to be collected over the 12 months following the sale

2016 Proxy Statement • Compensation Discussion and Analysis	13

Pay Governance

Committee Oversight

The Committee oversees the compensation program for our NEOs. The compensation program is designed to provide a direct and clear link between the performance of the Company and executive pay. To assist in the construct of the compensation program design, the assessment of the program’s relevance to current market trends and the analysis of the program’s effectiveness, the Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants who report directly to the Committee. CAP attends Committee meetings, including portions of executive sessions, and serves solely at the pleasure of the Committee.

As will be discussed in more detail in next year’s proxy statement, in March 2016, the Company made performance-based Restricted Stock Unit (RSUs) grants to key executives, including the NEOs, under our 2010 Comprehensive Executive Compensation Plan (as amended and restated effective May 20, 2015) (“CECP”). All such grants are subject to satisfaction of certain objective threshold company-wide performance standards. The Company’s success makes our leadership team more vulnerable to recruitment by competitors. The Committee believes the grants promote continuity and retention of our strong leadership team as we pursue our aggressive 20/20 Vision, and also strengthen management’s alignment with Shareholder interests.

In addition, the Committee believes its oversight of executive compensation is strongly enhanced by the on-going education of each Committee member on emerging legislation, regulatory guidelines and industry best practices. This is done through review of topical publications, participation in webcasts, attendance at seminars and conferences on executive compensation and formal updates by CAP and other external experts during Committee meetings. Committee members provide management and CAP with topics for presentation and discussion prior to each meeting. During the Committee meetings, Committee members, the Board’s outside legal counsel, management and CAP discuss executive compensation, benefits and related issues and their relevancy to the Company, its Shareholders and its executive compensation program. The Committee has an executive session, without management present, during each of its meetings.

Stock Ownership & Holding Requirements

The Company’s Long-term Incentive Plan has been 100% equity-based since 2009. The equity is comprised of a combination of stock options, performance-based RSUs and service-based RSUs.
Paying these incentives solely in equity-based instruments and requiring executives to meet specific stock ownership requirements further serves to align our executives’ and Shareholders’
interests. As part of its 2015 overall review of the executive compensation program, the
Committee determined the existing multiples of base salary stock ownership requirements for the
Executive Officers were appropriate and would be continued in 2016. The CEO is required to accumulate and maintain beneficial stock ownership with a book value of at least 500% of base salary and all other NEOs to accumulate and maintain beneficial stock ownership with a book value of at least 350% of base salary. Currently, our NEOs are required to satisfy stock ownership

Stock Ownership Requirements (1)
CEO	500%
All other NEOs	350%
(1) Percentage of base salary

levels within five years of attaining their position. Beginning with the March 9, 2011 stock option grants, the NEOs are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of twelve months after the date of exercise. All NEOs have met or are on target to meet the stock ownership requirements.

Annual Performance & Pay Review

To further reinforce the tie between Company results and compensation, each executive officer’s performance is reviewed by the Committee every 12 months, coinciding with the review of corporate performance results. Each executive officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, long-term incentive opportunity and annual incentive opportunity at this review.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. CAP reviews our executive compensation and compensation practices relative to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance allowing for the possibility of total compensation greater than market median and below-target performance resulting in total compensation below market median.

Risk Assessment

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel reviews, an annual risk analysis of the compensation plans and incentive metrics. Our programs require that a substantial portion of each executive officer’s compensation be contingent on delivering performance results that benefit our Shareholders. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe and each executive is expected to satisfy meaningful stock ownership requirements as well as comply with holding requirements. Furthermore, incentive compensation is subject to clawbacks. Similarly, we have stock ownership requirements for our non-employee Directors which are described under “Director Compensation.” The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.

14	2016 Proxy Statement • Compensation Discussion and Analysis

Succession Planning Process

To further mitigate enterprise risk and ensure the Company does not suffer sustained gaps in leadership, the Committee approves, oversees and monitors the Company’s succession planning process. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term executive succession plan. The Company’s succession plan is reviewed by the full Board annually.

Minimal Use of Employment Agreements

As of the time of this Proxy Statement, the Company did not have any individual employment agreements with any executive and intends to continue to minimize their use, while recognizing that in isolated situations they may be needed for attraction and retention of key executive talent.

Change in Control and Elimination of Prospective Gross-ups

Four of the NEOs are covered under the Horace Mann Service Corporation Executive Change in Control Plan (“Executive CIC Plan”). This plan provides “double trigger” benefits and does not contain a tax gross-up provision. The Company does have an individual change in control severance agreement with Mr. Hallman, which provides severance pay, including a “parachute tax” gross-up payment, in the event of an actual or constructive termination of employment within a fixed time after a change in control of the Company, as defined in the agreement (a “double trigger”). The Committee has determined that, while it cannot change unilaterally any existing change in control severance agreements with current executives, it does not plan to include tax gross-up provisions in any future agreements.

Clawbacks

The Committee further believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. As a further step to support that belief, the Committee has determined that all executive officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 404 of the Sarbanes-Oxley Act of 2002. In addition, under the CECP, the Company has the right to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. New guidance under the Dodd-Frank Act related to clawbacks has been proposed by the Securities and Exchange Commission and the Company will modify the current clawback provisions to comply with the guidance when finalized.

Favorable Say on Pay

At our 2015 Annual Meeting of Shareholders, we received substantial support for the compensation of our NEOs, with 97.27% of the votes cast in favor of the “Say on Pay” advisory vote on executive compensation. The Compensation Committee and the Board appreciate and value the views of our Shareholders. In considering the results of this advisory vote, the Compensation Committee was pleased that a significant majority of our Shareholders approved the proposal, showing strong support for the structure of the compensation plans, the absence of excessive perquisites, the demonstrated pay-for-performance practices and the strength of the Company’s compensation processes and practices.

Hedging Prohibition

NEOs and other executive officers are prohibited from engaging in hedging transactions in HMEC common stock.

Pledging Prohibition

Beginning in 2013, NEOs and other executive officers have been prohibited from pledging their HMEC common stock shares.

Perquisites and Personal Benefits

We provide limited perquisites, which are commonly provided among our peer companies. Please see the “Summary Compensation Table” for further details.

2016 Proxy Statement • Compensation Discussion and Analysis	15

Executive Compensation Program

Oversight

The Committee oversees our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Hasenmiller, Ms. McClure, and Mr. Shaheen. Mr. Hasenmiller serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Compensation Committee is composed entirely of independent Directors.

The Committee has retained CAP to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request and serve at the pleasure of the Committee. CAP performs no other services for management or the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2015 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee has assessed CAP’s independence and concluded that CAP’s work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation. The Committee reviewed the performance and compensation of specified Long-term Incentive Plan (“LTI”) participants on a common review date concurrent with the annual review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee has established the following core principles that underlie our executive compensation program:

•     Executive interests should be aligned with Shareholders;

•     Incentive compensation should be structured to drive long-term value creation and reward strong performance;

•     A significant portion of compensation should be “at risk” based on the Company’s performance; and

•     Compensation levels should be market competitive.

Executive interests should be aligned with Shareholders

Our incentive plans facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. The Company grants equity awards with multi-year performance periods to reward sustained performance and multi-year vesting to encourage retention. We allow deferrals of RSU awards and our executives are also required to satisfy meaningful stock ownership requirements. In 2015 through the Long-term Incentive Plan, we delivered approximately 43% of Ms. Zuraitis’s compensation in equity. With respect to the other NEOs, approximately 37% to 44% of their compensation was delivered in equity.

Incentive compensation should be structured to drive long-term value creation and reward strong performance

Our executive compensation program includes significant equity-based and cash-based incentives intended to drive long-term and short-term value creation. The Long-term Incentive Plan delivers 50% of the long-term incentive opportunities in performance-based and 50% in service-based equity awards. The minimum vesting period for any equity award is three years and the maximum is four years. The Annual Incentive is solely performance-based and paid in cash.

16	2016 Proxy Statement • Compensation Discussion and Analysis

A significant portion of compensation should be “at risk” based on the Company’s performance

Over 70% of the CEO’s target total pay is at risk and over 56% of target total pay for all other NEOs is at risk.

Generally, over 70% of the CEO’s target total pay and over 56% of target total pay for all other
NEOs (base salary plus target annual incentive plus target long-term incentive) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. To further enhance the pay-for-performance linkage, we incorporate performance relative to comparable companies into our long-term incentive measures.

Compensation levels should be market competitive

The Committee believes a competitive compensation program is critical in attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable).

Assessing Compensation Competitiveness

The Committee intends to set total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To determine competitive pay levels, we use comparable survey market data provided by our independent consultant, CAP, and from published survey sources including LOMA, Towers Watson, and proxy data for similar sized insurance companies in the Russell 2000® Index. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges as provided by the various surveys. The NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

Every year, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other chief executive officers based on survey data. Based on the data, CAP

2015 Consultant Survey Sources • LOMA: Executive Compensation Survey • Towers Watson: Top Management Compensation Survey • Proxy Data for Insurance companies in the Russell 2000® Index makes recommendations for CEO compensation for the Committee’s consideration. The Committee then deliberates in executive session to determine its recommendation for approval by the Board of Directors.

For 2015, the CAP analysis demonstrated that the average of 2015 total direct compensation was consistent with target pay positioning at the median of the market. This is consistent with the Committee’s compensation philosophy.

2016 Proxy Statement • Compensation Discussion and Analysis	17

Compensation Mix

We structure our executive compensation program to deliver the majority of pay through incentives driving both operating results and long-term value and positioning more than half of each NEO’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2015 is illustrated below. The mix of 2015 actual compensation varied as a result of actual incentives earned.

Base Salary

Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. In order to determine competitive positioning, the Committee requests CAP to assess compensation for the CEO and the four other NEOs. CAP makes their comparisons based on industry norms, represented by survey compensation for comparable positions in the insurance industry and general industry, and this information is used as a reference point for the Committee. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to experience, performance, responsibilities, compensation history, internal equity and/or retention risk with no pre-determined goals assigned to such considerations.

Salaries for Executive Officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year. In addition to considering market data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational, financial and management goals, and upholding our standards of ethical conduct.

Name	2014 Annualized Salary	2015 Annualized Salary	Percent of 2015 Increase	Reason For Increase
Marita Zuraitis	$704,000	$750,000	6.53%	(1)
Dwayne D. Hallman	$444,000	$444,000	0%
Matthew P. Sharpe	$364,000	$400,000	9.89%	(2)
William J. Caldwell	$300,000	$350,000	16.67%	(3)
Kelly J. Stacy	N/A	$300,000	N/A	(4)

N/A – Not applicable

(1)	Ms. Zuraitis’ adjustment was made to move her overall compensation closer to the market median

(2)	Salary adjustment was made based on Mr. Sharpe’s performance in 2014, specifically in product development and annuity sales, and to move his overall compensation closer to the market median

(3)	Salary adjustment reflects Mr. Caldwell increased role and responsibilities due to his promotion to EVP, Property & Casualty

(4)	New Hire in 2015

18	2016 Proxy Statement • Compensation Discussion and Analysis

Long-term Incentive Plan

The Company awards long-term incentives to NEOs and other executives who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Company’s CECP. As discussed previously, the Company’s Long-term Incentive Plan is comprised of three vehicles, performance-based RSUs, service-based RSUs and stock options.

N/A – Not applicable

(1)

Graph represents percent of target performance-based awards earned in the year the long-term incentive measurement period ended. Performance-based RSUs comprise 45-50% of the total long-term incentive opportunity.

(2)	Due to the Company adopting a three-year performance period in 2013, the performance period ended in 2015 and no long-term period ended in 2014.

In setting targets for performance-based RSUs under the Long-term Incentive Plan, the Committee considers, among other things, the external competitive and financial markets environment, the strategic goals of the Company, internal financial projections, and the difficulty of meeting those goals and projections. For the five most recently completed performance periods, awards earned under the Long-term Incentive Plan have ranged from approximately 90% to 176% of target, with an annual average of 121.4% of target for the performance periods, as illustrated in the graph above.

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Plan.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of equity-based compensation vehicles. Further, in combination with the cash component of the Annual Incentive Plan (“AIP”), the compensation program provides a meaningful incentive without encouraging excessive risk taking. To ensure that our executives’ interests are aligned with those of our Shareholders, our executives are required to defer earned and vested RSU awards until their stock ownership requirements are met.

2016 Proxy Statement • Compensation Discussion and Analysis	19

Long-term Incentive Plan Design and Target Setting

2013-2015 Long-term Incentive Plan Grants and Awards

The 2013 awards were 100% equity-based and were comprised of 50% performance-based RSUs, 20% service-based RSUs and 30% service-based stock options. All measures were defined as relative, specified performance levels measured against a peer group of companies. The peer group of companies was made up of all insurance companies included in the Russell 2000® Index, except for brokerages, reinsurance, financial guarantee and health companies. The performance measures and targets for the performance-based RSUs were as follows:

2013-2015 Performance Measures (1)	Measurement Weighting	2013-2015 Performance Period Targets	2013-2015 Performance Period Results	2013-2015 Performance Period Weighted Results	Absolute vs. Relative
Operating Earnings per Share Growth	30%	50th Percentile of Peer Group	Below Threshold	0.00%	Relative
Operating Return on Equity	30%	50th Percentile of Peer Group	59th Percentile of Peer Group	36.90%	Relative
Total Shareholder Return	40%	50th Percentile of Peer Group	63rd Percentile of Peer Group	53.06%	Relative
Total	100%			89.96%

(1)	The Performance Measures, as defined under the Long-term Incentive Plan, include:
•

Operating Earnings per Share Growth – Relates to the total percentage increase or decrease in Operating Earnings per share for the three-year period measured against a peer group of companies in the Russell 2000® Index.

•	Operating Return on Equity – Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies in the Russell 2000® Index.
•	Total Shareholder Return – Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies in the Russell 2000® Index.

2014-2016 Long-term Incentive Plan Grants and Awards

The 2014 awards were 100% equity-based and were comprised of 50% performance-based RSUs, 20% service-based RSUs and 30% service-based stock options. All measures are defined as relative, specified performance levels measured against a peer group of companies. The peer group of companies is made up of all insurance companies included in the Russell 2000® Index, except for brokerages, reinsurance, financial guarantee and health companies. The two relative performance measures for the 2014-2016 performance period – operating return on equity and total shareholder return – continue to support the objective of out-performing our peers as the Company focuses on investments needed in these three years to allow for strategic growth. These two measures focus on the effective use of capital and delivering on growth objectives while retaining our strong alignment with Shareholder interests. The performance measures and targets for the performance-based RSUs are as follows:

2014-2016 Performance Measures (1)	Measurement Weighting	2014-2016 Performance Period Targets	Absolute vs. Relative
Operating Return on Equity	50%	50th Percentile of Peer Group	Relative
Total Shareholder Return	50%	50th Percentile of Peer Group	Relative
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Plan, include:
•	Operating Return on Equity – Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies in the Russell 2000® Index.
•	Total Shareholder Return – Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies in the Russell 2000® Index.

20	2016 Proxy Statement • Compensation Discussion and Analysis

2015-2017 Long-term Incentive Plan Grants and Awards

The 2015 awards were 100% equity-based and were comprised of 50% performance-based RSUs, 20% service-based RSUs and 30% service-based stock options. The 2015-2017 performance measures are comprised of two relative measures and one absolute measure. The third measure is absolute and reflects the company’s focus on year over year premium growth in all lines of business. Together, these three measures support our long term strategy to continue our effective use of capital, increasing and sustaining our momentum in profitable multiline premium growth while retaining our strong alignment with Shareholder interest. The performance measures and targets for the performance-based RSUs are as follows:

Peer Group for Relative Measures • Russell 2000® Index (except for brokerage, reinsurance, financial guarantee and health companies)

2015-2017 Performance Measures (1)	Measurement Weighting	2015-2017 Performance Period Targets	Absolute vs. Relative
Operating Return on Equity	40%	50th Percentile of Peer Group	Relative
Total Shareholder Return	40%	50th Percentile of Peer Group	Relative
Total Written Premium Growth	20%	3%	Absolute
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Plan, include:
•	Operating Return on Equity – Relates to the average annual Operating Income return on average equity for the three-year period measured against a peer group of companies in the Russell 2000® Index.
•	Total Shareholder Return – Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies in the Russell 2000® Index.
•	Total Written Premium Growth – Relates to Horace Mann written premium growth measured as the compound annual growth rate from 2014 to 2017 for Auto, Property, Annuity and Life.

Long-term Incentive Target for Period beginning in 2014

In setting the dollar values of the 2014 and 2015 long-term incentive opportunities for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2014 and 2015 target grant values for the NEOs for the 2014-2016 and 2015-2017 performance periods were as follows:

Name	Long-term Incentive Target in 2014	Long-term Incentive Target in 2015
Marita Zuraitis	$1,000,000	$1,100,000
Dwayne D. Hallman	$500,000	$500,000
Matthew P. Sharpe	$400,000	$500,000
William J. Caldwell	$175,000	$300,000
Kelly J. Stacy	N/A (1)	$300,000

N/A – Not applicable

(1)	Mr. Stacy was hired in 2015.

Performance-Based RSUs    We believe the RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. RSUs were granted on March 5, 2013 for the 2013-2015 performance period, on March 5, 2014 for the 2014-2016 performance period, on March 4, 2015 for the 2015-2017 performance period. RSUs will be earned on December 31, 2015, December 31, 2016, and December 31, 2017, respectively, based on achievements relative to the three-year performance period targets. Participants can earn up to 200% of their target award of RSUs based on performance. For the 2013-2015 program, the RSUs earned at the end of 2015 were 100% vested on January 1, 2016 following the performance period. Under the 2014-2016 program, any RSUs earned at the end of 2016 are 100% vested on January 1, 2017 following the performance period. Under the 2015-2017 program, any RSUs earned at the end of 2017 are 100% vested on January 1, 2018 following the performance period. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements.” From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our Shareholders, but are only paid on the corresponding shares that are earned. If no shares are earned, the dividends are forfeited. Earned dividends are converted into additional RSUs.

Target RSU opportunities for the 2013-2015, 2014-2016, and 2015-2017 performance periods for the NEOs were established as 50% of the total long-term incentive opportunities. On an annualized basis, the awards of RSUs ranged from approximately 35% to 73% of base salary. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

Each of the relative performance measures are required to be at or above the 25th percentile to earn an award. At the 25th percentile, participants can earn 50% of their target award.

2016 Proxy Statement • Compensation Discussion and Analysis	21

Service-Based RSUs    We believe service-based RSUs, like stock options, provide strong alignment with Shareholder interests and a long-term focus for our executives and assist in the retention of key executive talent. Service-based RSUs were granted on March 4, 2015 and comprise 20% of the long-term incentive opportunity. For the 2015-2017 award, service-based RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year in each case subject to continued employment to the vesting date. Once vested, the RSUs are subject to a holding requirement until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements.” From the date of the grant, the RSUs accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional RSUs and vest when the underlying RSUs vest.

Stock Options    We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any value unless our stock price appreciates. Stock options granted under the Long-term Incentive Plan have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period subject to continued employment to each vesting date and have a ten-year term. In determining the number of stock options granted on March 4, 2015, we divided 30% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s 2015 Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Beginning with the options granted March 9, 2011, upon exercise Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.

Timing of Equity Grants    The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Plan, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. Under no circumstances does the grant effective date precede the approval date of a given award.

Stock Ownership and Holding Requirements

Stock ownership requirements were established in 1998. Currently, our NEOs are required to satisfy meaningful stock ownership levels within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of HMEC Common Stock, HMEC Common Stock held in the Company 401(k) Plan, HMEC deferred Common Stock equivalent units and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership. The CEO is required to maintain beneficial stock ownership with a book value of at least 500% of base salary and all other NEOs are required to maintain beneficial stock ownership with a book value of at least 350% of base salary. Given the volatility of the stock market in recent years, we have migrated to an approach whereby the value of the shares required to be owned is based on the Company’s book value, not stock price, as book value is less volatile than stock price. For this purpose, the Company’s book value per share is determined by dividing total shareholders’ equity, less the fair value adjustment for investments, by the number of outstanding shares of common stock.

For stock options granted after 2010, NEOs are also required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of twelve months after the date of exercise. As indicated in the following chart, all NEOs have met or exceeded their stock ownership requirements except for Mr. Caldwell and Mr. Stacy. Mr. Caldwell has been with the Company less than three years and Mr. Stacy has been with the Company less than one year. Mr. Caldwell and Mr. Stacy are on target to meet the requirement by their respective deadlines.

22	2016 Proxy Statement • Compensation Discussion and Analysis

Name	2015 Stock Ownership	2015 Book Value (1)
Marita Zuraitis	210,032	$5,641,460
Dwayne D. Hallman	151,278	$4,063,327
Matthew P. Sharpe	66,726	$1,792,260
William J. Caldwell	18,383	$493,767	(2)
Kelly J. Stacy	9,351	$251,168	(2)

(1)	Based on the Company’s December 31, 2015 book value per share excluding the fair value adjustment for investments of $26.86.
(2)	Mr. Caldwell’s length of service with the Company is less than three years. Mr. Stacy’s length of service is less than one year.

Annual Incentive Plan

Our Annual Incentive Plan (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Company’s CECP, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as the related threshold, target and maximum bonus opportunities for each NEO. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the AIP has generated awards ranging from approximately 102% to 172% of target over the past 5 years, with an average of approximately 135% for the five-year period. During this period, the Company has consistently maintained strong earnings and dividend growth that has provided solid total shareholder returns. The variability and average level of the awards earned confirm the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s AIP. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect for the next fiscal year. Based on the 2015 performance of the Company relative to the Corporate Measures described below, the Committee approved the resulting award of 112.2% of target for Ms. Zuraitis and the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” For 2015, the target annual incentive opportunities for the NEOs, the actual AIP paid (112.2% of target) along with the actual AIP payment expressed as a percentage of base salary as of December 31, 2015, were as follows:

Name	2015 Target AIP Opportunity	2015 Actual AIP Paid	2015 Actual AIP Paid as a Percent of Salary
Marita Zuraitis	90%	$749,809	99.97%
Dwayne D. Hallman	60%	$298,981	67.34%
Matthew P. Sharpe	60%	$265,312	66.33%
William J. Caldwell	45%	$164,136	46.90%
Kelly J. Stacy	40%	$134,676	44.89%

2016 Proxy Statement • Compensation Discussion and Analysis	23

For 2015, 100% of the CEO’s and all other NEOs’ annual incentive opportunities were tied to Company-wide performance. The Committee believes that tying this incentive to Company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders.

Annual Incentive Plan Targets

The Committee finalized targets for the 2015 corporate performance measures in its March 2015 meeting. The targets for the Operating Income and Insurance Sales measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2015 (“Plan”). The financial plan was the basis of our 2015 earnings guidance, which was publicly disclosed in February 2015 in connection with our release of earnings for the year ended December 31, 2014. All measures are defined as absolute (meeting specific established internal goals, i.e., earnings, revenues and sales). For 2015, the corporate measures (“Corporate Measures”), bonus targets and results were as follows:

Annual 2015 Corporate Measures (1)	Measurement Weighting	Target	Results	Actual Weighted Results	Absolute vs. Relative
Adjusted Operating Income	50%	$92.9 million	$93.4 million	52.30%	Absolute
P&C Net Premium Written	20%	$603.0 million	$605.8 million	25.60%	Absolute
Horace Mann Annuity Sales	20%	$362.1 million	$370.7 million	34.33%	Absolute
Horace Mann Life Sales	10%	$12.1 million	$10.8 million	0%	Absolute
Total	100%			112.23%

(1)	The Corporate Measures, as defined by the AIP, include:
•

Adjusted Operating Income—Operating income (GAAP net income after tax, excluding realized investment gains and losses other than those for FIA related options and embedded derivatives) adjusted for Property & Casualty (“P&C”) catastrophe costs different than Plan, Annuity & Life deferred acquisition costs (“DAC”) unlocking and change in guaranteed minimum death benefit (“GMDB”) reserve due to capital gains and losses and market performance different than Plan, the impact on investment income of share repurchases different than Plan, and debt structure/costs including debt retirement different than Plan.

•	P&C Net Premium Written (GAAP)—Amount charged for property and casualty policies issued during the year; portions of such amounts may be earned and included in financial reports over future periods.
•

Annuity Sales—The amount of new business from the sales of Horace Mann annuity products, from Horace Mann and independent agents, as measured by premiums and deposits to be collected over the 12 months following the sale.

•	Life Sales—The amount of new Horace Mann individual life insurance products sold during the year, as measured by premiums and deposits to be collected over the 12 months following the sale.

Retirement Plans

The NEOs participate in our Company-wide tax-qualified retirement plans and a supplemental defined contribution plan designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of various limitations imposed by the Internal Revenue Code. Each of these plans includes a Company contribution and the amounts contributed for each NEO are included in the “Summary Compensation Table.” The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain executive talent. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999 and all of our NEOs were hired after that date. We formerly maintained a money purchase pension plan, which was terminated in 2014.

Deferred Compensation

Prior to 2009, the Long-term Incentive Plan provided a performance-based cash component. To further encourage ownership of HMEC’s Common Stock, deferred compensation accounts were established that permitted executives to defer their long-term cash incentives into deferred Common Stock equivalent units. Deferred Common Stock equivalent units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are converted into additional deferred Common Stock equivalent units. No other investment options are provided.

Perquisites and Personal Benefits

As of April 1, 2014 we discontinued all executive perquisites with the exception of limited financial planning services. The Company pays an annual retainer to a third-party service provider of $10,000 and an annual fee of $14,000 for each executive participating. Please see the “Summary Compensation Table” for further details.

Tax Implications

Favorable accounting and tax treatment of the various elements of the Company’s total compensation program is an important, not the sole, consideration in the design of the compensation program. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s Chief Executive Officer and three other most highly compensated Executive Officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Annual Incentive Plan and Long-term Incentive Plan are designed to permit full deductibility and the Committee expects all compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses. In

24	2016 Proxy Statement • Compensation Discussion and Analysis

order to satisfy the Section 162(m) qualification requirements, the Committee allocated an incentive pool equal to 4% of adjusted operating income to certain individuals under the Company’s compensation program. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee can apply “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to individuals, as determined by the amount payable to each individual based on performance criteria and actual results.

Executive Severance and CIC Plans

To maintain market competitiveness and allow for the successful recruitment of key executives, the Company adopted the Horace Mann Service Corporation Executive Severance Plan and the Horace Mann Service Corporation Executive CIC Plan. The Executive Severance Plan provides benefits due to loss of position with or without a Change in Control. Currently, all NEOs participate in the Executive Severance Plan. The Executive CIC Plan provides for benefits only in the event of the loss of position following a “Change-in-Control” and only includes those positions that typically would be at risk in the event of a change of control or which are integral to negotiating a transaction. This plan does not have tax gross-up provisions. Currently, Ms. Zuraitis, Mr. Sharpe, Mr. Caldwell, and Mr. Stacy participate in the Executive CIC Plan. Those who participate in both the Executive Severance Plan and the Executive CIC Plan, or have individual CIC agreements, would not receive duplicate benefits.

Change in Control Agreements

The Company does have an individual severance agreement with Mr. Hallman. This agreement was entered into at the time of his employment and cannot be unilaterally changed. The agreement provides payments, benefits and tax gross-up provisions only if both a change in control of the Company and Mr. Hallman’s actual or constructive termination of employment occur (“double trigger”). The CIC agreement provision is described in “Potential Payments upon Termination or Change in Control.” The agreement is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The Company determined that it will not provide individual CIC agreements for future hires or renew existing individual CIC agreements.

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated Executive Officers, the NEOs, during 2015, 2014, and 2013.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marita Zuraitis	2015	742,333	0	770,000	330,000	749,809	0	55,587	2,647,729
	2014	690,500	0	700,000	300,000	929,068	0	45,609	2,665,177
	2013	413,750	2,858,940	560,000	240,000	500,063	0	192,174	4,764,927
Dwayne D. Hallman	2015	444,000	0	350,000	150,000	298,981	0	28,000	1,270,981
	2014	440,502	0	350,000	150,000	329,275	0	30,200	1,299,977
	2013	403,642	0	350,000	150,000	281,540	0	29,797	1,214,979
Matthew P. Sharpe	2015	394,000	0	350,000	150,000	265,312	0	41,508	1,200,820
	2014	354,252	0	280,000	120,000	264,803	0	36,053	1,055,108
	2013	318,756	0	210,000	90,000	222,332	0	25,528	866,616
William J. Caldwell	2015	325,000	0	210,000	90,000	164,136	0	22,929	812,065
	2014	254,174	0	122,500	52,500	136,163	0	25,142	590,479
	2013	41,668	220,000	88,494	37,926	127,000	0	3,658	518,746
Kelly J. Stacy	2015	130,769	200,000	310,000	90,000	134,676	0	44,287	909,732

(1)	Represents each NEO’s actual base salary paid for the years ended December 31, 2015, 2014 and 2013, respectively. Mr. Stacy was hired in July 2015.

(2)	For 2013, this represents sign-on awards for Ms. Zuraitis and Mr. Caldwell. For 2015, this represents sign-on awards for Mr. Stacy.

(3)

Represents the grant date fair value of service-based and performance-based RSUs granted in each year. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results. For 2015, this includes an additional sign-on award for Mr. Stacy.

(4)

Represents the grant date fair value of $11.15 per share for stock options granted on March 4, 2015. For Mr. Stacy, it represents the grant date fair value of $11.52 per share for stock options granted on September 29, 2015.

(5)	Represents the cash payout for the AIP earned in each year.

2016 Proxy Statement • Compensation Discussion and Analysis	25

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs during 2015.

Name	Perquisites & Other Personal Benefits ($) (1)	Relocation ($)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Marita Zuraitis	14,000	0	41,587	55,587
Dwayne D. Hallman	0	0	28,000	28,000
Matthew P. Sharpe	14,000	0	27,508	41,508
William J. Caldwell	0	0	22,929	22,929
Kelly J. Stacy	0	38,114	6,173	44,287

(1)	Includes use of a financial planning service to help minimize distractions and help ensure appropriate focus on Company responsibilities.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2015 Annual Incentive, the grant of the 2015 Long-term Incentive for the 2015-2017 performance period, and the sign-on RSU grant made to Mr. Stacy. Actual payouts under the 2015 AIP are included in the “Summary Compensation Table.” Payouts for the 2015 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2015-2017 performance period.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($) (5)

Name	Grant Date	Incentive Plan (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	334,050	668,100	1,336,200	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2015	LTI	N/A	N/A	N/A	8,501	17,002	34,004	N/A	N/A	$32.35	550,015
	3/4/2015	LTI	N/A	N/A	N/A	N/A	6,801	N/A	N/A	N/A	$32.35	220,012
	3/4/2015	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	29,596	$32.35	330,026
Dwayne D. Hallman		AIP	133,200	266,400	532,800	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2015	LTI	N/A	N/A	N/A	3,864	7,728	15,456	N/A	N/A	$32.35	250,001
	3/4/2015	LTI	N/A	N/A	N/A	N/A	3,093	N/A	N/A	N/A	$32.35	100,059
	3/4/2015	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	13,452	$32.35	150,004
Matthew P. Sharpe		AIP	118,200	236,400	472,800	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2015	LTI	N/A	N/A	N/A	3,864	7,728	15,456	N/A	N/A	$32.35	250,001
	3/4/2015	LTI	N/A	N/A	N/A	N/A	3,093	N/A	N/A	N/A	$32.35	100,059
	3/4/2015	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	13,452	$32.35	150,004
William J. Caldwell		AIP	73,125	146,250	292,500	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2015	LTI	N/A	N/A	N/A	2,319	4,637	9,274	N/A	N/A	$32.35	150,007
	3/4/2015	LTI	N/A	N/A	N/A	N/A	1,857	N/A	N/A	N/A	$32.35	60,074
	3/4/2015	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	8,072	$32.35	90,011
Kelly J. Stacy		AIP	60,000	120,000	240,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	9/29/2015	LTI	N/A	N/A	N/A	2,245	4,490	8,980	N/A	N/A	$33.41	150,011
	9/29/2015	LTI	N/A	N/A	N/A	N/A	1,797	N/A	N/A	N/A	$33.41	60,038
	9/29/2015	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,816	$33.41	90,012
	9/29/2015	Service	N/A	N/A	N/A	N/A	2,994	N/A	N/A	N/A	$33.41	100,030

N/A – Not applicable

(1)	Service grant represents a sign-on award to Mr. Stacy.

(2)	Represents performance-based 2015 Annual Incentive.

(3)	Represents performance-based and service-based RSU portions of the 2015 Long-term Incentive grants.

(4)	Represents the stock option portion of the 2015 Long-term Incentive grant.

(5)	Totals equate to each NEO’s 2015 Long-term Incentive target amount and the service grant described in footnote (1). The fair value of stock options was determined using the Black-Scholes model.

26	2016 Proxy Statement • Compensation Discussion and Analysis

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as unvested RSUs held by each NEO at December 31, 2015.

Name	Option Awards					Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Marita Zuraitis	13,438	13,438	22.69	05/22/13	05/22/20
	8,324	24,972	28.88	03/05/14	03/05/24
	0	29,596	32.35	03/04/15	03/04/25	67,234	$2,230,824	54,979	$1,824,203
Dwayne D. Hallman	8,220	0	13.83	03/03/10	03/03/17
	19,800	0	17.01	03/09/11	03/09/18
	16,848	5,616	17.32	03/07/12	03/07/19
	9,248	9,248	20.60	03/05/13	03/05/20
	4,162	12,486	28.88	03/05/14	03/05/24
	0	13,452	32.35	03/04/15	03/04/25	17,644	$585,428	30,146	$1,000,244
Matthew P. Sharpe	11,232	3,744	17.32	03/07/12	03/07/19
	5,550	5,550	20.60	03/05/13	03/05/20
	3,330	9,990	28.88	03/05/14	03/05/24
	0	13,452	32.35	03/04/15	03/04/25	11,900	$394,842	23,270	$772,099
William J. Caldwell	1,594	1,594	30.24	12/11/13	12/11/20
	1,457	4,371	28.88	03/05/14	03/05/24
	0	8,072	32.35	03/04/15	03/04/25	5,871	$194,800	10,222	$339,166
Kelly J. Stacy	0	7,816	33.41	09/29/15	09/29/25	4,827	$160,160	4,524	$150,106

(1)	Long-term Incentive stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)	Represents the unvested service-based RSUs granted in 2011, 2012, 2013, 2014 and 2015.

(3)	Represents the value of the RSUs based on the closing stock price of $33.18 at December 31, 2015.

(4)

The performance-based RSUs granted in 2013 were not earned until the end of the 2013-2015 performance period. RSUs earned at the end of the performance period vested 100% in January 2016. The performance-based RSUs granted in 2014 will not be earned until the end of the 2014-2016 performance period. RSUs earned at the end of the performance period will vest 100% in 2017. The performance-based RSUs granted in 2015 will not be earned until the end of the 2015-2017 performance period. RSUs earned at the end of the performance period will vest 100% in 2018.

2016 Proxy Statement • Compensation Discussion and Analysis	27

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2015:

	Option Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Marita Zuraitis	0	0	0	0
Dwayne D. Hallman	0	0	0	0
Matthew P. Sharpe	0	0	0	0
William J. Caldwell	0	0	1,687	55,097
Kelly J. Stacy	0	0	0	0

(1)	For Mr. Caldwell, it represents the number of shares vested and acquired as part of a RSU sign-on consideration.

(2)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

Pension Benefits

The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all of the Company’s NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of Long-term Incentive cash compensation prior to 2009 when cash was a component of the Long-term Incentive Plan. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Hallman were hired after 2009 and do not have an account in the plan. Contributions and earnings reported below are for the year ended December 31, 2015 and the aggregate balance is as of December 31, 2015.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Defined Contribution Plan (“NQDCP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2015 was $265,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and nonqualified deferred compensation plan as of December 31, 2015.

Name	Account	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Earnings in Last FY ($) (2)	Balance at Last FYE ($)
Marita Zuraitis	NQDCP Account	0	23,867	559	34,936
	Deferred Compensation Account	0	0	0	0
Dwayne D. Hallman	NQDCP Account	0	8,950	1,935	49,666
	Deferred Compensation Account	0	0	6,824	237,649
Matthew P. Sharpe	NQDCP Account	0	6,450	401	14,879
	Deferred Compensation Account	0	0	0	0
William J. Caldwell	NQDCP Account	0	3,000	0	3,000
	Deferred Compensation Account	0	0	0	0
Kelly J. Stacy	NQDCP Account	0	0	0	0
	Deferred Compensation Account	0	0	0	0

(1)	Represents the 2015 NQDCP Company contributions. These contributions are included in the All Other Compensation column of the “Summary Compensation Table” for 2015.

(2)

Represents (a) the gains in the NQDCP in 2015 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2014 to December 31, 2015, each excluding contributions reflected in the first two columns.

28	2016 Proxy Statement • Compensation Discussion and Analysis

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments on termination of employment in certain circumstances, including disability or death, involuntary termination other than for cause, or within a stated period after a change in control of the Company, as discussed in more detail below. An overview of benefits available under each scenario is provided below and should be read along with the footnotes accompanying the related table. These calculations are an estimate only for purposes of this Proxy Statement.

Termination for Cause or Voluntary Resignation

Generally, on a voluntary termination or a termination for cause, no amounts are paid other than salary earned through the date of termination, any annual incentive earned for the prior year that has not yet been paid, and other vested amounts (including equity) that are required to be paid or provided in those circumstances by law or under the Company’s plans and programs (“Minimum Benefit Obligations”). Unvested equity awards and unexercised options are generally forfeited, with some pro-rata vesting in the event of retirement. None of the NEOs was eligible for retirement as of December 31, 2015.

Disability or Death

Upon termination of employment for disability or death, NEOs do not receive payments other than the Minimum Benefit Obligations and a pro-rata annual incentive. Our equity plan gives the Committee discretion to address the treatment of equity awards on death or disability. Currently the award agreements provide as follows:

•

Stock Options – All stock options vest immediately. In the case of a termination for disability, executives have the full remaining option term to exercise the stock options. In the case of termination on account of death, the executive’s estate may exercise the stock options for the lesser of two years after death or over the remaining option term.

•	Service-based RSUs – All service-based RSUs vest immediately, including performance-based RSUs that have been earned but remain unvested at the termination date.

•

Performance-based RSUs – In the case of termination on account of disability, RSUs that remain subject to performance conditions will vest pro-rata at the end of the performance period, based on actual performance and the portion of the performance period the executive was employed. In the case of termination by death, RSUs that remain subject to performance conditions will vest pro-rata at target, based on the portion of the performance period the executive was employed.

Involuntary Termination other than for Cause and not under a Change in Control arrangement

The NEOs are covered under the Executive Severance Plan which provides the following benefits, in addition to the Minimum Benefit Obligations, in the event of an involuntary termination of employment initiated by the Company other than for cause, not due to disability or death, not under a Company mandatory retirement program, not covered by a change in control arrangement, and not where the executive is offered similar employment with an affiliate:

•

Pro-rata annual incentive for the fiscal year of termination, based on actual performance and the portion of the fiscal year employed prior to termination, payable at the same time as employees receive their annual incentive for that fiscal year.

•	Multiple of the sum of salary plus target annual incentive, payable in the form of salary continuation, based on the following table:

Name	Executive Severance Plan Multiple
Marita Zuraitis	2.0
Dwayne D. Hallman	1.5
Matthew P. Sharpe	1.5
William J. Caldwell	1.5
Kelly J. Stacy	1.0

•	Continued applicable group health coverage under COBRA, if elected, at employee rates.

•

Our equity plan gives the Committee discretion to address the treatment of equity awards in the award agreements or at the time of termination. Currently the award agreements provide as follows with respect to involuntary termination of employment (not for cause) prior to or more than one year after a change in control:

•	Stock Options – Unexercised options terminate immediately, whether or not vested.

•	Service-based RSUs – All unvested service-based RSUs are forfeited, including performance-based RSUs that have been earned but remain unvested at the termination date.

•	Performance-based RSUs – All unvested RSUs that remain subject to performance conditions are forfeited.

These payments and benefits are subject to potential cutback to the extent they trigger a “golden parachute” excise tax unless the executive would be better off, net after tax, receiving the full amount and paying the tax.

2016 Proxy Statement • Compensation Discussion and Analysis	29

Payment of these severance amounts and provision of these benefits is subject to the executive’s entry into a customary waiver and release. The executives are also subject to restrictive covenants, including confidentiality, non-compete, non-solicitation, non-interference and non-disparagement provisions (“Restrictive Covenants”).

Qualifying termination after a Change in Control of the Company

The NEOs other than Mr. Hallman are covered under the Executive CIC Plan.

Under the Executive CIC Plan, benefits are provided in the event of an involuntary termination (other than for cause, disability or death) or a constructive discharge (a “good reason” termination, as defined in the Executive CIC Plan) within one year following a change in control of the Company (as defined in the Executive CIC Plan) - a so-called “double trigger” arrangement. In addition to the Minimum Benefit Obligations, the following payments and benefits are provided:

•	An amount equal to the target annual incentive for the fiscal year of termination, prorated for the time elapsed in the fiscal year prior to termination.

•	The multiple of the sum of salary plus target annual incentive indicated in the following table, payable in a lump sum:

Name	CIC Multiple
Marita Zuraitis	2.5
Dwayne D. Hallman	2.0
Matthew P. Sharpe	2.0
William J. Caldwell	2.0
Kelly J. Stacy	1.0

•	Continued applicable group health coverage under COBRA, if elected, at employee rates.

•

Our equity plan generally gives the Committee discretion to address treatment of equity in the applicable award agreements. Currently the award agreements provide for the following treatment in the event of a change in control:

•

Stock Options – If the acquiror assumes the options, then in the event of an involuntary termination (not for cause) within one year after the change in control, all stock options vest immediately, and executives have the full remaining option term to exercise the stock options. If the acquiror does not assume the options, they vest immediately upon the change in control, and the executives have the full remaining option term to exercise the options.

•

Service-based RSUs – All service-based RSUs vest immediately, including performance-based RSUs that have been earned but remain unvested at the termination date, if the grantee has an involuntary termination of employment (not for cause) within one year after the change in control.

•	Performance-based RSUs – All performance-based RSUs vest immediately if the grantee has an involuntary termination of employment (not for cause) within one year after the change in control.

There is no tax gross-up under the Executive CIC Plan. However, if the payments and benefits are such that the executive would become subject to the “golden parachute” tax, then, unless the executive would be better off, net after tax, receiving the entire amount of payments and benefits and paying the “golden parachute” tax (in which case the full amount will be paid or provided), the payments and benefits will be cut back to the highest level that does not trigger the “golden parachute” tax. There is no duplication of benefits with the Executive Severance Plan.

Each covered NEO is also subject to Restrictive Covenants and, as a condition of receiving payment, would be required to enter into a customary waiver and release of claims against the Company.

Mr. Hallman has an individual severance agreement under which he will become entitled to severance benefits only if he has an involuntary termination of employment by the Company (other than for cause) within three years following a change in control of the Company (as defined in the agreement). This is also a “double trigger” arrangement.

Under his individual severance agreement, Mr. Hallman would be entitled to the payments and benefits listed below in addition to the Minimum Benefit Obligations:

•	Two times the sum of his base salary plus his highest annual bonus in the 5 years preceding the year of his termination, payable in a lump sum, and

•	Two years continued coverage under disability, life, accident and health plans at employee rates.

Mr. Hallman would also be entitled to a tax gross-up if the amount of his payments and benefits is such that he becomes subject to the 20% “golden parachute” tax. The tax gross-up would be in an amount sufficient to leave Mr. Hallman in the same after-tax position as if he had not been subject to the 20% “golden parachute” tax.

Mr. Hallman would also be subject to Restrictive Covenants and would be required to enter into a customary waiver and release of claims against the Company. There is no duplication of benefits under the Executive Severance Plan.

30	2016 Proxy Statement • Compensation Discussion and Analysis

Illustration of Potential Payments upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of the end of 2015 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.

Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2015, the last business day of 2015, using the closing market price of our Common Stock on that date ($33.18). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Estimated Payments ($) Assuming Termination as of December 31, 2015 (1)(2)
Name & Benefits	Disability or Death	For Cause	Voluntary	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	2,850,000	3,562,500
AIP	675,000	0	0	675,000	675,000
Acceleration of Stock Options	272,909	0	0	0	272,909
Acceleration of RSUs	2,654,102	0	0	0	3,221,679
Health and Welfare	0	0	0	38,019	38,019
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	3,602,011	0	0	3,563,019	7,770,107
Dwayne D. Hallman (4)
Cash Severance	0	0	0	1,065,600	1,546,550
AIP	266,400	0	0	266,400	266,400
Acceleration of Stock Options	316,943	0	0	0	316,943
Acceleration of RSUs	816,029	0	0	0	1,082,763
Health and Welfare	0	0	0	31,416	52,607
Tax Gross-Up	N/A	N/A	N/A	N/A	1,038,443
TOTAL	1,399,372	0	0	1,363,416	4,303,706
Matthew P. Sharpe
Cash Severance	0	0	0	960,000	1,280,000
AIP	240,000	0	0	240,000	240,000
Acceleration of Stock Options	183,321	0	0	0	183,321
Acceleration of RSUs	606,575	0	0	0	854,120
Health and Welfare	0	0	0	38,019	38,019
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,029,896	0	0	1,238,019	2,595,460
William J. Caldwell
Cash Severance	0	0	0	761,250	1,015,000
AIP	157,500	0	0	157,500	157,500
Acceleration of Stock Options	30,181	0	0	0	30,181
Acceleration of RSUs	302,790	0	0	0	438,861
Health and Welfare	0	0	0	10,887	10,887
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(361,562)
TOTAL	490,471	0	0	929,637	1,290,867
Kelly J. Stacy
Cash Severance	0	0	0	420,000	630,000
AIP	120,000	0	0	120,000	120,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	208,624	0	0	0	307,943
Health and Welfare	0	0	0	17,408	17,408
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	328,624	0	0	557,408	1,075,351

  N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target.

(2)	None of the NEOs were retirement eligible at December 31, 2015.

(3)	Benefit reduction to avoid the imposition of a “golden parachute” tax.

(4)	Mr. Hallman is entitled to change in control benefits if his involuntary termination (without cause) is up to 3 years after the Change in Control.

2016 Proxy Statement • Compensation Discussion and Analysis	31

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

STEPHEN J. HASENMILLER, Chairman

MARY H. FUTRELL, BEVERLEY J. MCCLURE and GABRIEL L. SHAHEEN, Members

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	669,693	$24.00	N/A
Restricted Stock Units (2)	1,442,325	N/A	N/A
Subtotal	2,112,018	N/A	N/A
Deferred Compensation (2)(3)	140,643	N/A	N/A
Subtotal	2,252,661	N/A	3,923,760
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,252,661	N/A	3,923,760

N/A – Not applicable

(1)	Includes grants under the HMEC 2010 Comprehensive Executive Compensation Plan, as amended, (“CECP”).
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)

The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 43 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the “Compensation Discussion and Analysis”.

(4)

Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” Award that is granted.

32	2016 Proxy Statement • Proposals and Company Information

Executive Officers

The following is certain information, as of March 15, 2016, with respect to the executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Marita Zuraitis, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”):

Dwayne D. Hallman, 53

Executive Vice President and Chief Financial Officer

Mr. Hallman was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2010. He joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman has over 30 years of experience in the insurance industry.

Matthew P. Sharpe, 54

Executive Vice President, Annuity and Life

Mr. Sharpe joined the Company in January 2012 as Executive Vice President, Annuity and Life. Mr. Sharpe was previously with Genworth Financial, Inc. from 1999 to 2011 where he most recently served as Senior Vice President. During his tenure at Genworth, he gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has over 25 years of experience in the insurance industry.

William J. Caldwell, 45

Executive Vice President, Property & Casualty

Mr. Caldwell was appointed to his present position of Executive Vice President, Property and Casualty in July 2015. He joined the Company in November 2013 as Senior Vice President, Personal Lines, and was appointed Senior Vice President, Property & Casualty in October 2014. Mr. Caldwell previously served as Head of Property Products at QBE North America from June 2011 through November 2013, Senior Vice President of Bank of America from August 2007 to June 2011 and Vice President of Unitrin from June 2001 to August 2007. Mr. Caldwell has over 20 years of experience in the insurance industry.

Kelly J. Stacy, 57

Senior Vice President, Field Operations and Distribution

Mr. Stacy joined the Company in July 2015 as Senior Vice President, Field Operations and Distribution. Mr. Stacy previously served as Northeast Regional President with The Hanover Insurance Group, a position he held since 2011. He served as Regional President and led Travelers Select commercial field operations from 2007 to 2011 and he served as Senior Vice President of marketing and field operations at the Main Street America Group from 1998 to 2007. Mr. Stacy has more than 30 years of property and casualty industry experience leading field operations, distribution and sales.

Bret A. Conklin, 52

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 30 years of experience in the insurance industry.

Sandra L. Figurski, 52

Senior Vice President and Chief Information Officer

Ms. Figurski was appointed to her present position as Senior Vice President and Chief Information Officer in November 2014. She joined the Company in September 2013 as Chief Technology Officer. Ms. Figurski was previously with Allstate Insurance Company from 1981 to 2013 where she most recently served as Vice President and Divisional Chief Information Officer. Ms. Figurski has over 30 years of experience in the insurance industry.

John P. McCarthy, 60

Senior Vice President and Chief Human Resources Officer

Mr. McCarthy joined the Company in May 2014 as Senior Vice President and Chief Human Resources Officer. Mr. McCarthy’s previous experience includes Guardian Life Insurance Company where he worked from December 2008 through March 2014, joining the company as Executive Vice President, Human Resources where he helped build a high-performing organization focusing on talent, leadership and culture. He was with Wachovia Corporation from December 1998 to December 2008, where he held multiple positions including Senior Managing Director. Mr. McCarthy has over 30 years of experience in the financial services and insurance industries.

Ann M. Caparrós, 63

Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary and the additional responsibilities of Chief Compliance Officer were formalized in 2000. Prior to March 1994, she was associated with John Deere Insurance Group from 1989 to 1994 as Vice President and General Counsel. She also was staff counsel for the Kellogg Company from 1988 to 1989 and United of Omaha Life Insurance Company from 1978 to 1988. Ms. Caparrós has over 35 years of experience in the insurance industry.

Donald M. Carley, 48

General Counsel

Mr. Carley joined the company in January 2016 as General Counsel. He previously served as Associate General Counsel at State Farm Mutual Automobile Insurance Company, a position he held since 2008. Prior to that, he spent 10 years in private practice at Sonnenschein, Nath & Rosenthal (now known as Dentons), most recently as partner of the firm. Mr. Carley has more than 25 years of private practice and corporate experience with a focus on insurance industry litigation, legislative, regulatory, claims and operational issues.

2016 Proxy Statement • Proposals and Company Information	33

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2015 (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2016, except that the ownership information for the 5% beneficial owners is as of December 31, 2015 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	3,841,578	9.4%
Dimensional Fund Advisors LP (2)	3,512,479	8.6%
Hotchkis and Wiley Capital Management, LLC (3)	3,073,086	7.6%
The Vanguard Group, Inc (4)	3,042,326	7.5%
Silvercrest Asset Management Group, LLC (5)	2,517,759	6.2%
Directors, Board Nominees and Executive Officers
Daniel A. Domenech (6)	2,023	*
Mary H. Futrell (7)	72,375	*
Stephen J. Hasenmiller	28,570	*
Ronald J. Helow (8)	28,286	*
Beverley J. McClure (9)	10,322	*
H. Wade Reece	0	0.0%
Gabriel L. Shaheen (10)	48,454	*
Robert Stricker (11)	37,081	*
Steven O. Swyers (12)	3,278	*
Marita Zuraitis (13)	190,978	*
Dwayne D. Hallman (14)	197,862	*
Matthew P. Sharpe (15)	75,422	*
William J. Caldwell (16)	11,750	*
Kelly J. Stacy	633	*
All Directors and Executive Officers as a group (18 persons) (17)	872,155	2.1%
*	Less than 1%
(1)

BlackRock, Inc. (“BlackRock”) has a principal place of business at 55 East 52nd Street, New York, New York 10055. BlackRock has sole voting power with respect to 3,745,288 shares and sole investment power with respect to 3,841,578 shares. The foregoing is based on Amendment No. 6 to Schedule 13G filed by BlackRock on January 26, 2016.

(2)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,398,982 shares and sole investment power with respect to 3,512,479 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 10 to Schedule 13G filed by Dimensional on February 9, 2016.

(3)

Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”) has a principal place of business at 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017. Hotchkis and Wiley has sole voting power with respect to 2,547,386 shares and sole investment power with respect to 3,073,086 shares. Hotchkis and Wiley disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 1 to Schedule 13G filed by Hotchkis and Wiley on February 12, 2016.

(4)

The Vanguard Group, Inc. (“Vanguard”) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 51,631 shares, sole investment power with respect to 2,989,895 shares, and shared investment power with respect to 52,431 shares. The foregoing is based on Amendment No. 4 to Schedule 13G filed by Vanguard on February 11, 2016.

(5)

Silvercrest Asset Management Group, LLC (“Silvercrest”) has a principal place of business at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Silvercrest has shared voting and investment power with respect to 2,517,759 shares. The foregoing is based on Amendment No. 2 to Schedule 13G filed by Silvercrest on February 16, 2016.

(6)	Consists entirely of 2,023 CSUs pursuant to the CECP.
(7)	Includes 34,885 CSUs and 32,479 vested RSUs pursuant to the CECP.
(8)	Consists entirely of 28,286 vested RSUs pursuant to the CECP.
(9)	Consists entirely of 3,223 CSUs and 7,099 vested RSUs pursuant to the CECP.
(10)	Consists entirely of 14,202 CSUs and 34,252 vested RSUs pursuant to the CECP.
(11)	Includes 9,609 CSUs and 24,264 vested RSUs pursuant to the CECP.
(12)	Consists entirely of 3,278 vested RSUs pursuant to the CECP.
(13)	Consists entirely of 37,485 vested stock options and 153,493 vested RSUs pursuant to the CECP.
(14)	Includes 76,043 vested stock options, 7,162 CSUs and 112,161 vested RSUs pursuant to the CECP.
(15)	Consists entirely of 33,324 vested stock options and 42,098 vested RSUs pursuant to the CECP.
(16)	Includes 6,526 vested stock options and 2,934 vested RSUs pursuant to the CECP.
(17)	Includes 202,301 vested stock options, 92,661 CSUs and 520,930 vested RSUs pursuant to the CECP.

34	2016 Proxy Statement • Proposals and Company Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that all such reports were timely filed in 2015.

PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.

KPMG LLP has been the Company’s independent registered public accounting firm for the past 27 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2016. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2016.

Report of the Audit Committee

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

STEVEN O. SWYERS, Chairman

RONALD J. HELOW, BEVERLEY J. MCCLURE, and ROBERT STRICKER, Members

2016 Proxy Statement • Proposals and Company Information	35

The Company’s Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2016 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2015.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2015 and 2014.

Fees	2015	2014
Audit (1)	$ 2,188,900	$ 1,918,400
Audit-Related (2)	$ 256,000	$ 226,300
Tax (3)	0	0
All Other (4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, the audit of the Company’s internal control over financial reporting as of December 31, 2015 and 2014, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2015 and 2014 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2015 and 2014. Fees in 2015 included $148,500 related to the Company’s issuance of its 4.50% Senior Notes due 2025.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2015 and 2014, exclusive of the fees disclosed under “Audit Fees”. In 2015 and 2014, KPMG LLP audited the Company’s employee benefits plans. Also in 2015 and 2014, KPMG LLP prepared SOC1 reports on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2015 and 2014.

(4)

Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2015 and 2014.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2015 and 2014.

36	2016 Proxy Statement • Proposals and Company Information

Other Matters

Delivery of Proxy Materials

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001.

The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Eliminating Duplicative Proxy Materials

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution of Proxy Materials, Broadridge Financial Solutions, Inc., at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001 or 217-789-2500.

Submitting Shareholder Proposals for the 2017 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2017 must be received in writing by the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than the close of business on December 12, 2016 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2017 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2017 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2017 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 9, 2017, which is 45 days prior to the anticipated Annual Meeting date of May 24, 2017.

2016 Proxy Statement • Other Matters	37

HA-C00377 (Mar. 16)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	For	Against	Abstain
1a Daniel A. Domenech 1b Stephen J. Hasenmiller 1c Ronald J. Helow 1d Beverley J. McClure 1e H. Wade Reece 1f Gabriel L. Shaheen 1g Robert Stricker 1h Steven O. Swyers 1i Marita Zuraitis		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
							For	Against	Abstain
					2	Approval of the advisory resolution to approve Named Executive Officers' compensation.	☐	☐	☐
					3	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the company's auditors for the year ending December 31, 2016.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

		☐				Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
SHARES CUSIP # SEQUENCE #
JOB #
	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

HORACE MANN EDUCATORS CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 25, 2016

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Gabriel L. Shaheen and Marita Zuraitis, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 25, 2016 at 9:00 a.m. Central Daylight Saving Time, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side